                                                                    EXHIBIT 99.1


(GAYLORD ENTERTAINMENT(TM) LOGO)


            GAYLORD ENTERTAINMENT CO. REPORTS THIRD QUARTER EARNINGS

              OPERATING PERFORMANCE ACROSS BUSINESS SEGMENTS DRIVES
                        9.2 PERCENT INCREASE IN REVENUES

NASHVILLE, Tenn. (October 27, 2005) -- Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2005.

For the third quarter ended September 30, 2005:

     o Consolidated revenues increased 9.2 percent to $208.5 million from $191.0 million in the same period last year.

     o Loss from continuing operations was $9.5 million, or a loss of $0.24 per share, an increase from the prior year's quarter loss from continuing operations of $4.0 million, or a loss of $0.10 per share. Loss from continuing operations in the third quarter of 2005 was driven by increases in both pre-opening and interest expense compared to the third quarter of last year. Loss from continuing operations in the third quarter of 2005 was also affected by a $0.08 million pre-tax net unrealized gain in the value of the company's Viacom stock investment and related derivatives, compared to a pre-tax net unrealized gain of $2.6 million in the third quarter of 2004.

     o Hospitality segment total revenue grew 7.8 percent to $122.6 million, compared to $113.7 million in the prior-year quarter, primarily due to a strong quarter at the Gaylord Texan and the Gaylord Palms.

     o As described in Gaylord's second quarter 2005 earnings call, the effects of a severe hurricane season on the ResortQuest business contributed to lower profitability for the segment in the third quarter of 2005. ResortQuest Consolidated Cash Flow(1) ("CCF") from continuing operations decreased 12.1 percent to $9.2 million compared to $10.5 million in the same period last year. ResortQuest revenue per available room(2) ("RevPAR") increased by 2.1 percent to $108.51 in the third quarter of 2005 compared to the same period last year.

     o    Adjusted EBITDA(3) was $21.2 million, flat to the prior-year quarter.

     o CCF increased 7.8 percent to $26.5 million in the third quarter, compared to $24.6 million in the prior-year quarter.


"Our results for the third quarter, a seasonally slow period for large groups at Gaylord Hotels, were in line with our expectations and continue to demonstrate our successful strategy to target and attract premium quality customers," said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. "In the quarter, Gaylord Opryland and the city of Nashville were honored to host the American Society of Association Executives ("ASAE"), an organization comprised of over 2,000 association meeting planners. We are confident that the significant investment we made in marketing to and servicing this important group of influential meeting planners will pay dividends for us well into the future."

Reed continued, "The operating environment for ResortQuest remains challenging, especially given the impact of the severe hurricane season, but we remain convinced that ResortQuest will be a stronger brand in the long run and will be poised to deliver returns that will benefit our company and shareholders as a result of the brand capabilities we are developing."


SEGMENT OPERATING RESULTS

HOSPITALITY

Key components of the company's hospitality segment performance in the third quarter of 2005 include:

     o Gaylord Hotels Total RevPAR(4) , excluding approximately 16,001 room nights out of service due to Gaylord Opryland's room renovation program, increased 11.0 percent to $224.95, compared to the third quarter of 2004; RevPAR increased 8.2 percent to $99.66, compared to the prior-year quarter.

     o CCF increased 12.7 percent to $21.7 million for the third quarter of 2005 compared to $19.2 million for the third quarter of 2004. CCF margins for the hospitality segment increased 80 basis points to 17.7 percent from 16.9 percent in the prior-year quarter.

     o Gaylord Hotels, excluding Gaylord National, booked net definite room nights of approximately 353,000 in the third quarter of 2005, an increase of 22.2 percent over booking production in the third quarter of last year. This brings 2005 year-to-date booking production, excluding Gaylord National, to approximately 813,000 room nights, a
          10.4 percent decrease compared to 2004 year-to-date bookings.

     o Gaylord National booked approximately 135,000 net definite room nights in the third quarter of 2005, bringing total net definite room nights to date to approximately 363,000, which is approximately seven times the level of advance bookings achieved by the Gaylord Palms and twice that achieved by the Gaylord Texan at the same point in their development.

     o The percentage of rotational bookings in the last twelve months ended September 30, 2005 reached a record 50.5 percent, further demonstrating the strength in Gaylord's strategy of rotating large groups throughout its network of hotels.


"Once again, Total RevPAR growth at Gaylord Hotels exceeded RevPAR growth on a quarter over quarter basis. These results underscore our ability to deliver on our strategy of driving customer spending on outside the room dining and entertainment," continued Reed. "We are very pleased with advance bookings in the third quarter and our pipeline continues to grow year over year."

At the property level, Gaylord Palms posted a solid performance in the third quarter of 2005 achieving higher revenues, up 7.2 percent to $31.2 million, and higher CCF, up 18.7 percent to $4.6 million. ADR increased 13.6 percent to $157.10 compared to $138.28 in the prior-year quarter, while occupancy was down slightly to 61.0 percent compared to 62.6 percent a year ago. The significant increase in ADR contributed to strong RevPAR growth of 10.6 percent, which ended the quarter at $95.79 compared to $86.60 in the prior-year quarter. Total RevPAR increased 7.2 percent to $240.85 in the third quarter of 2005 versus $224.69 in the prior-year quarter. CCF margin increased by 140 basis points to 14.7 percent compared to the third quarter of 2004.

Gaylord Opryland achieved an ADR increase of 7.3 percent to $140.40 in the third quarter of 2005, while occupancy was down 0.7 percentage points to 71.9 percent primarily as a result of lower group occupancy and lower transient pick-up. Opryland's operating statistics exclude approximately 16,001 room nights that were out of service as a result of the hotel's room renovation program. Gaylord Opryland generated RevPAR of $101.01 in the third quarter of 2005 versus $95.07 in the prior-year period, an increase of 6.2 percent. Total RevPAR grew 12.9 percent to $213.08 in the third quarter of 2005 compared to $188.67 in the prior-year quarter, due to an increase in food and beverage and other ancillary revenues. CCF fell to $9.0 million versus $10.9 million in the third quarter 2004. CCF margin declined to 17.0 percent in the third quarter of 2005. The hotel's third quarter margin performance was negatively impacted by a significant investment in marketing and service programs related to ASAE's annual convention. Opryland's financial performance in the third quarter was also affected by the continuation of a multi-year room refurbishment program which will continue through 2007.


For the Gaylord Texan, RevPAR and Total RevPAR increased in the third quarter of 2005 versus the prior-year quarter due to a better mix of higher-quality groups. Occupancy decreased 3.6 percentage points in the third quarter of 2005 to 72.1 percent while ADR increased 15.6 percent from the prior-year period to $150.58. RevPAR increased 10.1 percent to $108.51 from $98.60 in the third quarter of 2004. Total RevPAR at the Gaylord Texan was $261.94 in the third quarter of 2005, an increase of 11.0 percent from $236.00 in the prior-year quarter. CCF increased 95.6 percent to $7.5 million from $3.9 million in the third quarter of 2004, resulting in a CCF margin of 20.7 percent, a 900 basis point increase over the third quarter of 2004. Gaylord Texan's strong third quarter results reflect continued maturing of the hotel, as it maintains its leading position in the Dallas-Fort Worth market.


DEVELOPMENT UPDATE


Construction continues to progress on our newest project, the Gaylord National, with advanced bookings exceeding expectations. Gaylord National booked an additional 135,000 nights in the third quarter of 2005, bringing the total net definite production for the property to approximately 363,000 room nights on the books. By way of comparison, the Texan had 708,000 room nights on the books at the time of its opening in April 2004.

 "We are thrilled with the advance bookings being generated for the Gaylord National," said Reed. "We are currently in the process of revising construction cost estimates for National, following recent uncertainty in the marketplace about the near term and longer term impact of hurricanes Katrina and Rita on development costs. We feel comfortable, however, that given the strength and quality of our advance bookings, our return thresholds remain intact and we continue to believe that National will create superior value for our shareholders."

Reed continued, "The Gaylord brand is being favorably received in the Washington D.C. market. We are in discussions about possible sites in the western United States and are excited about the opportunities of bringing our brand to additional markets."

RESORTQUEST


ResortQuest third quarter 2005 revenues increased 12.2 percent to $66.0 million compared to $58.8 million in third quarter of 2004. Third quarter 2005 operating income was $4.8 million compared to operating income of $7.4 million in the third quarter of 2004. ResortQuest CCF decreased to $9.2 million for the period versus $10.5 million in the third quarter of 2004. Third quarter 2005 RevPAR increased to $108.51, or 2.1 percent over the third quarter of 2004. ADR increased 2.8 percent to $187.63 from $182.49 in the third quarter of 2004, while occupancy decreased to 57.8 percent compared to 58.2 percent in the prior-year quarter.

As described in Gaylord's second quarter 2005 earnings call, the 2005 hurricane season was expected to have an adverse effect on results for the third quarter. In particular, hurricane Dennis, which made landfall in Northwest Florida in early July, severely disrupted travel to the Southeast during a peak demand period resulting in a large number of cancellations in affected markets. Given a seasonal ramp-up of staffing levels tied to servicing the greater number of vacationers during the summer months, an unexpected shortfall in demand contributed to a significant decline in profitability in Florida's seasonally strong profit generating markets. While the total extent of the damage to our inventory and business interruption due to hurricane Dennis is in the process of being assessed, Gaylord Entertainment has filed a business interruption claim with its insurers. The company believes that its comprehensive insurance coverage should be sufficient to cover the loss of business due to hurricane Dennis. Additionally, ResortQuest anticipates achieving resolution in the coming months of its business interruption claim related to the loss of business caused by the 2004 hurricane season.

As part of its strategic plan, in the third quarter ResortQuest made the decision to exit certain markets that were inconsistent with its long-term growth strategy. These markets represent less than 10 percent of ResortQuest's total units under management and have been reported as discontinued operations; if included in ResortQuest's continuing operations, they would produce an operating loss of approximately $1.3 million for the full year 2005. This decision allows ResortQuest to focus its resources on higher opportunity markets and initiatives that will enable the business to aggressively grow and build on its developing brand. ResortQuest is also expected to achieve approximately $2.0 to $4.0 million in additional corporate expense savings and cost avoidance in 2006 as a result of the upcoming divestiture of these non-core markets, and should be positioned to more effectively streamline and focus its marketing initiatives. Operating results for ResortQuest's non-core markets that are being exited are reflected in Gaylord's consolidated financial results as discontinued operations, net of taxes, for all periods presented. Third quarter 2005 loss from discontinued operations of $2.1 million includes pre-tax impairment and restructuring charges totaling $3.2 million. Excluding those units reflected in discontinued operations, ResortQuest had 16,900 units under exclusive management. ResortQuest operating statistics for all periods presented exclude units in discontinued markets and units out of service, which include units damaged by hurricanes.

Third quarter 2005 results were also adversely affected by the ongoing reinvestment in brand-building initiatives, such as technology, marketing and organizational improvements. Progress continues to be made on ResortQuest's technology initiatives with the roll out of the new web site and the new enterprise property management system, ReQuest. Both initiatives should furnish the ResortQuest brand with industry leading capabilities to drive demand and centrally manage the business. The company expects these investments to yield significant value for the business in the near term.

"The ResortQuest business continues to be a focal point for Gaylord, not only because we think people will continue to vacation in this country in ever increasing numbers, but also because we believe more and more second homes are being developed that will require professional management," said Reed. "We are committed to building a solid foundation from which the industry's only nationally recognized brand, ResortQuest, will emerge to dominate this growing industry. By exiting these non-core markets, we will be able to focus on growing strategic markets in which we have both a sizable footprint and the opportunity for further growth."


OPRY AND ATTRACTIONS


Opry and Attractions segment revenues increased to $19.7 million in the third quarter of 2005 compared to $18.4 million in the third quarter of 2004. Opry and Attractions reported operating income of $1.6 million for the period compared to an operating income of $1.0 million in the third quarter of 2004. CCF improved by 30.6 percent to $3.0 million in the third quarter 2005 from $2.3 million in the prior-year quarter. Revenue and CCF gains in the third quarter were driven by a strong performance from the Grand Ole Opry.

"The Grand Ole Opry produced a strong quarter financially as we continued to celebrate this wonderful institution's 80th birthday," said Reed. "The legend of the Opry grew during the quarter as we invited Dierks Bentley, one of country music's most accomplished young artists, to join the Opry family. We are delighted with Dierks' induction into the Opry family and know he will help carry on the tradition for the new generation of country music fans."


CORPORATE AND OTHER


Corporate and Other operating loss totaled $9.0 million for the third quarter of 2005, compared to an operating loss of $9.4 million for the third quarter of 2004. Corporate and Other operating losses in the third quarter of 2005 and 2004 included non-cash charges of $1.0 and $1.4 million, respectively. Non-cash charges include items such as depreciation and amortization, and, for the third quarter of 2004, the non-cash portion of the Naming Rights Agreement expense. Corporate and Other CCF for the third quarter of 2005 was in line with last year with a loss of $7.3 million.


BASS PRO SHOPS


For the quarter ended September 30, 2005, Gaylord's equity income from its investment in Bass Pro was $2.0 million.


LIQUIDITY


At September 30, 2005, the company had long-term debt outstanding, including current portion, of $581.7 million and unrestricted and restricted cash and short term investments of $71.7 million. The company also had a $600 million credit facility which has $13.5 million in letters of credit currently outstanding.

OUTLOOK


The following outlook is based on current information as of October 27, 2005. The company does not expect to update guidance until next quarter's earnings release. However, the company may update its full business outlook or any portion thereof at any time for any reason.

"We continue to make good progress in all of our operating businesses toward accomplishment of their strategic objectives, and we continue to be pleased with the strengthening position of both the Gaylord Hotels and ResortQuest brands," said Reed.

"We believe Gaylord Hotels' operating performance will remain strong through 2005. We remain confident in our existing hospitality segment guidance for 2005, despite higher energy costs which we expect to experience in the fourth quarter. In addition, Gaylord Hotels' visibility of future business remains characteristically very strong, so we expect to achieve high single digit RevPAR growth in 2006. Preliminarily, we expect 2006 CCF margins to improve 100 to 200 basis points over 2005 levels."

"ResortQuest continues to be pressured by hurricane activity in the Florida region. Based on additional information we now have since our second quarter earnings release regarding full impact of the 2005 hurricane season including, most recently, hurricane Wilma, we are reducing our segment CCF guidance to $10
- $12 million. It is important to note that these figures do not include any benefit from the business interruption insurance claims that we have filed in connection with the 2004 and 2005 hurricanes," concluded Reed.

The 2005 guidance levels for both the Opry and Attractions, and the Corporate segments remain unchanged.


                                                                       2005                          2005
                                                                       PRIOR                       REVISED
-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED REVENUE                                            $860 -- 890 Million          $860 -- 890 Million

CONSOLIDATED CASH FLOW
     Gaylord Hotels                                             $135 -- 142 Million          $135 -- 142 Million
     ResortQuest                                                 $12 -- 20 Million            $10 -- 12 Million
     Opry and Attractions                                        $7 -- 10 Million              $7 -- 10 Million
     Corporate and Other                                        $(30 -- 35 Million)          $(30 -- 35 Million)
                                                           --------------------------------------------------------
     Consolidated CCF                                           $124 -- 137 Million          $122 -- 129 Million

GAYLORD HOTELS ADVANCE BOOKINGS                                 1.3 -- 1.4 Million            1.3 -- 1.4 Million
GAYLORD HOTELS REVPAR                                                 7% - 9%                      7% - 9%
GAYLORD HOTELS TOTAL REVPAR                                          9% - 11%                      9% - 11%


WEB CAST AND REPLAY


Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site (Investor

Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for 30 days.

ABOUT GAYLORD ENTERTAINMENT
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands - Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation's largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music's finest performers for 80 consecutive years. The company's entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Springhouse Links, Wildhorse Saloon, and WSM-AM. For more information about the company, visit www.gaylordentertainment.com.


This press release contains statements as to the company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, costs associated with developing new hotel facilities, business levels at the company's hotels, risks associated with ResortQuest's business and the company's ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The company's ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management and returning damaged units to service on a timely basis. In the hospitality segment, the company's ability to continue to improve occupancy levels and operating efficiencies at its new Gaylord Texan Resort will be an important factor in 2005. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the company with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.


(1) Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization (refer to footnote 3 below). Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company's 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, impairment and other charges, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, the non-cash gain on the sale of the songs.com domain name, the Ryman Auditorium parking lot and other fixed assets and adds (subtracts) other gains (losses) and dividends received from our minority investment in RHAC, L.L.C., which owns the Aston Waikiki Beach hotel. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the company's business and represents the method by which the Indentures calculate whether or not the company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

(2) The company calculates revenue per available room ("RevPAR") for its hospitality segment by dividing room sales by room nights available to guests for the period, excluding guest rooms taken out of service as a result of Gaylord Opryland's room renovation program. The company calculates revenue per available room ("RevPAR") for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. Our ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $11.4 million and $10.6 million for the three months ended September 30, 2005 and 2004, respectively.


(3) Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results of this release.


(4) The company calculates total revenue per available room ("Total RevPAR") by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period, excluding guest rooms taken out of service as result of Gaylord Opryland's room renovation program.


INVESTOR RELATIONS CONTACTS:               MEDIA CONTACTS:
David Kloeppel, CFO                        Elliot Sloane
Gaylord Entertainment                      Sloane & Company
(615) 316-6101                             (212) 446-1860
dkloeppel@gaylordentertainment.com         esloane@sloanepr.com
~OR~
Key Foster, VP Treasury
& Investor Relations
Gaylord Entertainment
(615) 316-6132
kfoster@gaylordentertainment.com
~OR~
Monica Huang
Sloane & Company
(212) 446-1874
mhuang@sloanepr.com

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                      (In thousands, except per share data)



                                                                      THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                           SEPT. 30,                        SEPT. 30,
                                                                 -----------------------------     -----------------------------
                                                                     2005             2004             2005             2004
                                                                 ------------     ------------     ------------     ------------
Revenues (a)                                                     $    208,501     $    191,011     $    647,352     $    542,182
Operating expenses:
     Operating costs (a)                                              133,205          127,070          404,057          344,670
     Selling, general and administrative (b)                           52,923           42,535          152,686          135,527
      Impairment and other charges                                         --               --               --            1,212
      Restructuring charges                                                --               --               --               78
     Preopening costs                                                   1,213              223            3,329           14,239
     Depreciation and amortization                                     20,905           20,232           62,043           57,532
                                                                 ------------     ------------     ------------     ------------
           Operating income (loss)                                        255              951           25,237          (11,076)
                                                                 ------------     ------------     ------------     ------------

Interest expense, net of amounts capitalized                          (18,474)         (14,850)         (54,449)         (39,011)
Interest income                                                           662              366            1,820            1,015
Unrealized gain (loss) on Viacom stock                                 10,828          (23,766)         (37,070)        (119,052)
Unrealized (loss) gain on derivatives                                 (10,753)          26,317           29,233           84,314
Income from unconsolidated companies                                    2,098            1,587            1,980            3,383
Other gains and (losses), net                                           1,102              753            6,022            2,390
                                                                 ------------     ------------     ------------     ------------

           Loss before provision from income taxes                    (14,282)          (8,642)         (27,227)         (78,037)

Provision for income taxes                                             (4,769)          (4,657)          (8,718)         (32,285)
                                                                 ------------     ------------     ------------     ------------

Loss from continuing operations                                        (9,513)          (3,985)         (18,509)         (45,752)

(Loss) income from discontinued operations, net of taxes               (2,104)             793           (2,376)           1,014
                                                                 ------------     ------------     ------------     ------------

           Net Loss                                              $    (11,617)    $     (3,192)    $    (20,885)    $    (44,738)
                                                                 ============     ============     ============     ============


Basic net loss per share:
           Loss from continuing operations                       $      (0.24)    $      (0.10)    $      (0.46)    $      (1.16)
           (Loss) income from discontinued
             operations, net of taxes                            $      (0.05)    $       0.02     $      (0.06)    $       0.03
                                                                 ------------     ------------     ------------     ------------
           Net Loss                                              $      (0.29)    $      (0.08)    $      (0.52)    $      (1.13)
                                                                 ============     ============     ============     ============

Fully diluted net loss per share:
           Loss from continuing operations                       $      (0.24)    $      (0.10)    $      (0.46)    $      (1.16)
           (Loss) income from discontinued
             operations, net of taxes                            $      (0.05)    $       0.02     $      (0.06)    $       0.03
                                                                 ------------     ------------     ------------     ------------
           Net Loss                                              $      (0.29)    $      (0.08)    $      (0.52)    $      (1.13)
                                                                 ============     ============     ============     ============

Weighted average common shares for the period:
           Basic                                                       40,234           39,726           40,126           39,594
           Fully-diluted                                               40,234           39,726           40,126           39,594



(a) Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $11,398 and $10,611 for the three months ended September 30, 2005 and 2004, respectively, and $31,614 and $30,185 for the nine months ended September 30, 2005 and 2004, respectively.

(b) Includes non-cash lease expense of $1,638 and $1,638 for the three months ended September 30, 2005 and 2004 and $4,914 and $4,913 for the nine months ended September 30, 2005 and 2004, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Also includes non-cash expense of $0 and $225 for the three months ended September 30, 2005 and 2004, respectively, and $64 and $673 for the nine months ended September 30, 2005 and 2004, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                                 (In thousands)

                                                                            SEPT. 30,       DEC. 31,
                                                                              2005            2004
                                                                          ------------    ------------
                                  ASSETS
Current assets:
       Cash and cash equivalents - unrestricted                           $     27,853    $     44,212
       Cash and cash equivalents - restricted                                   38,842          42,963
       Short-term investments                                                    5,000          27,000
       Trade receivables, net                                                   40,360          30,159
       Deferred financing costs                                                 26,865          26,865
       Deferred income taxes                                                     9,443          10,411
       Other current assets                                                     34,050          21,066
       Current assets of discontinued operations                                 4,369          11,337
                                                                          ------------    ------------
                               Total current assets                            186,782         214,013

Property and equipment, net of accumulated depreciation                      1,380,156       1,341,808
Intangible assets, net of accumulated amortization                              29,138          25,686
Goodwill                                                                       176,700         162,792
Indefinite lived intangible assets                                              40,315          40,591
Investments                                                                    435,529         468,570
Estimated fair value of derivative assets                                      213,565         187,383
Long-term deferred financing costs                                              36,697          50,873
Other long-term assets                                                          21,459          24,088
Long-term assets of discontinued operations                                      2,234           5,241
                                                                          ------------    ------------

       Total assets                                                       $  2,522,575    $  2,521,045
                                                                          ============    ============




                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Current portion of long-term debt and capital lease obligations    $        753    $        463
       Accounts payable and accrued liabilities                                186,821         163,927
       Current liabilities of discontinued operations                            3,476           5,794
                                                                          ------------    ------------
                               Total current liabilities                       191,050         170,184

Secured forward exchange contract                                              613,054         613,054
Long-term debt and capital lease obligations, net of current portion           580,911         575,946
Deferred income taxes                                                          192,883         207,062
Estimated fair value of derivative liabilities                                     646           4,514
Other long-term liabilities                                                     82,078          80,562
Long-term liabilities and minority interest of discontinued operations             125             122
Stockholders' equity                                                           861,828         869,601
                                                                          ------------    ------------

       Total liabilities and stockholders' equity                         $  2,522,575    $  2,521,045
                                                                          ============    ============

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                         SUPPLEMENTAL FINANCIAL RESULTS
                                   Unaudited
                    (in thousands, except operating metrics)






ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED CASH FLOW
("CCF") RECONCILIATION:





                                                                             THREE MONTHS ENDED SEPT. 30,
                                                                   -------------------------------------------------
                                                                            2005                       2004
                                                                   ----------------------     ----------------------
                                                                       $         MARGIN           $         MARGIN
                                                                   ---------    ---------     ---------    ---------

Consolidated
    REVENUE                                                        $ 208,501        100.0%    $ 191,011        100.0%

    NET LOSS                                                       $ (11,617)        -5.6%    $  (3,192)        -1.7%
        (Income) loss from discontinued operations, net of taxes       2,104          1.0%         (793)        -0.4%
        Provision (benefit) for income taxes                          (4,769)        -2.3%       (4,657)        -2.4%
        Other (gains) and losses, net                                 (1,102)        -0.5%         (753)        -0.4%
        Loss (income) from unconsolidated companies                   (2,098)        -1.0%       (1,587)        -0.8%
        Unrealized loss (gain) on derivatives                         10,753          5.2%      (26,317)       -13.8%
        Unrealized (gain) loss on Viacom stock                       (10,828)        -5.2%       23,766         12.4%
        Interest expense, net                                         17,812          8.5%       14,484          7.6%
                                                                   ---------    ---------     ---------    ---------
    OPERATING INCOME (LOSS)                                              255          0.1%          951          0.5%
        Depreciation & amortization                                   20,905         10.0%       20,232         10.6%
                                                                   ---------    ---------     ---------    ---------
    ADJUSTED EBITDA                                                   21,160         10.1%       21,183         11.1%
        Pre-opening costs                                              1,213          0.6%          223          0.1%
        Non-cash lease expense                                         1,638          0.8%        1,638          0.9%
        Non-cash naming rights for Gaylord Arena                          --          0.0%          225          0.1%
        Impairment and other non-cash charges                             --          0.0%           --          0.0%
        Non-recurring ResortQuest integration charges (1)                348          0.2%          598          0.3%
        Other gains and (losses), net                                  1,102          0.5%          753          0.4%
        Gain on sale of Ryman Auditorium parking lot                      --          0.0%           --          0.0%
        Gain on sale of songs.com                                         --          0.0%           --          0.0%
        Loss (gain) on sale of assets                                    641          0.3%           --          0.0%
        Dividends received from RHAC, LLC                                427          0.2%           --          0.0%
                                                                   ---------    ---------     ---------    ---------
    CCF                                                            $  26,529         12.7%    $  24,620         12.9%
                                                                   =========    =========     =========    =========

Hospitality segment
    REVENUE                                                        $ 122,623        100.0%    $ 113,725        100.0%
    OPERATING INCOME                                                   2,910          2.4%        1,992          1.8%
        Depreciation & amortization                                   15,861         12.9%       15,387         13.5%
        Pre-opening costs                                              1,213          1.0%          223          0.2%
        Non-cash lease expense                                         1,638          1.3%        1,638          1.4%
        Other gains and (losses), net                                   (139)        -0.1%            4          0.0%
        Gain on sale of assets                                           202          0.2%           --          0.0%
                                                                   ---------    ---------     ---------    ---------
    CCF                                                            $  21,685         17.7%    $  19,244         16.9%
                                                                   =========    =========     =========    =========

ResortQuest segment
    REVENUE                                                        $  66,014        100.0%    $  58,817        100.0%
    OPERATING (LOSS) INCOME                                            4,795          7.3%        7,441         12.7%
        Depreciation & amortization                                    2,683          4.1%        2,402          4.1%
        Non-recurring ResortQuest integration charges (1)                348          0.5%          598          1.0%
        Other gains and (losses), net                                    937          1.4%           16          0.0%
        Dividends received from RHAC, LLC                                427          0.6%           --          0.0%
                                                                   ---------    ---------     ---------    ---------
    CCF                                                            $   9,190         13.9%    $  10,457         17.8%
                                                                   =========    =========     =========    =========


Opry and Attractions segment
    REVENUE                                                        $  19,727        100.0%    $  18,352        100.0%
    OPERATING INCOME (LOSS)                                            1,577          8.0%          967          5.3%
        Depreciation & amortization                                    1,375          7.0%        1,292          7.0%
        Impairment and other non-cash charges                             --          0.0%           --          0.0%
        Other gains and (losses), net                                     --          0.0%            2          0.0%
        Gain on sale of Ryman Auditorium parking lot                      --          0.0%           --          0.0%
                                                                   ---------    ---------     ---------    ---------
    CCF                                                            $   2,952         15.0%    $   2,261         12.3%
                                                                   =========    =========     =========    =========

Corporate and Other segment
    REVENUE                                                        $     137                  $     117
    OPERATING LOSS                                                    (9,027)                    (9,449)
        Depreciation & amortization                                      986                      1,151
        Non-cash naming rights for Gaylord Arena                          --                        225
        Other gains and (losses), net                                    304                        731
        Gain on sale of songs.com                                         --                         --
        Gain on sale of assets                                           439                         --
                                                                   ---------    ---------     ---------    ---------
    CCF                                                            $  (7,298)                 $  (7,342)
                                                                   =========    =========     =========    =========


                                                                              NINE MONTHS ENDED SEPT. 30,
                                                                    ------------------------------------------------
                                                                             2005                      2004
                                                                    ----------------------    ----------------------
                                                                        $         MARGIN          $         MARGIN
                                                                    ---------    ---------    ---------    ---------

Consolidated
    REVENUE                                                         $ 647,352        100.0%   $ 542,182        100.0%

    NET LOSS                                                        $ (20,885)        -3.2%   $ (44,738)        -8.3%
        (Income) loss from discontinued operations, net of taxes        2,376          0.4%      (1,014)        -0.2%
        Provision (benefit) for income taxes                           (8,718)        -1.3%     (32,285)        -6.0%
        Other (gains) and losses, net                                  (6,022)        -0.9%      (2,390)        -0.4%
        Loss (income) from unconsolidated companies                    (1,980)        -0.3%      (3,383)        -0.6%
        Unrealized loss (gain) on derivatives                         (29,233)        -4.5%     (84,314)       -15.6%
        Unrealized (gain) loss on Viacom stock                         37,070          5.7%     119,052         22.0%
        Interest expense, net                                          52,629          8.1%      37,996          7.0%
                                                                    ---------    ---------    ---------    ---------
    OPERATING INCOME (LOSS)                                            25,237          3.9%     (11,076)        -2.0%
        Depreciation & amortization                                    62,043          9.6%      57,532         10.6%
                                                                    ---------    ---------    ---------    ---------
    ADJUSTED EBITDA                                                    87,280         13.5%      46,456          8.6%
        Pre-opening costs                                               3,329          0.5%      14,239          2.6%
        Non-cash lease expense                                          4,914          0.8%       4,913          0.9%
        Non-cash naming rights for Gaylord Arena                           64          0.0%         673          0.1%
        Impairment and other non-cash charges                              --          0.0%       1,212          0.2%
        Non-recurring ResortQuest integration charges (1)               1,816          0.3%       2,504          0.5%
        Other gains and (losses), net                                   6,022          0.9%       2,390          0.4%
        Gain on sale of Ryman Auditorium parking lot                   (2,077)        -0.3%          --          0.0%
        Gain on sale of songs.com                                        (926)        -0.1%          --          0.0%
        Loss (gain) on sale of assets                                    (184)         0.0%          --          0.0%
        Dividends received from RHAC, LLC                                 427          0.1%          --          0.0%
                                                                    ---------    ---------    ---------    ---------
    CCF                                                             $ 100,665         15.6%   $  72,387         13.4%
                                                                    =========    =========    =========    =========

Hospitality segment
    REVENUE                                                         $ 412,802        100.0%   $ 337,008        100.0%
    OPERATING INCOME                                                   46,731         11.3%      13,501          4.0%
        Depreciation & amortization                                    47,040         11.4%      42,756         12.7%
        Pre-opening costs                                               3,329          0.8%      14,239          4.2%
        Non-cash lease expense                                          4,914          1.2%       4,913          1.5%
        Other gains and (losses), net                                    (475)        -0.1%        (107)         0.0%
        Gain on sale of assets                                            202          0.0%          --          0.0%
                                                                    ---------    ---------    ---------    ---------
    CCF                                                             $ 101,741         24.6%   $  75,302         22.3%
                                                                    =========    =========    =========    =========

ResortQuest segment
    REVENUE                                                         $ 182,866        100.0%   $ 157,182        100.0%
    OPERATING (LOSS) INCOME                                             5,870          3.2%       9,940          6.3%
        Depreciation & amortization                                     8,029          4.4%       7,147          4.5%
        Non-recurring ResortQuest integration charges (1)               1,816          1.0%       2,504          1.6%
        Other gains and (losses), net                                     879          0.5%          72          0.0%
        Dividends received from RHAC, LLC                                 427          0.2%          --          0.0%
                                                                    ---------    ---------    ---------    ---------
    CCF                                                             $  17,021          9.3%   $  19,663         12.5%
                                                                    =========    =========    =========    =========


Opry and Attractions segment
    REVENUE                                                         $  51,272        100.0%   $  47,749        100.0%
    OPERATING INCOME (LOSS)                                             1,574          3.1%      (2,006)        -4.2%
        Depreciation & amortization                                     3,927          7.7%       3,918          8.2%
        Impairment and other non-cash charges                              --          0.0%       1,212          2.5%
        Other gains and (losses), net                                   1,886          3.7%           5          0.0%
        Gain on sale of Ryman Auditorium parking lot                   (2,077)        -4.1%          --          0.0%
                                                                    ---------    ---------    ---------    ---------
    CCF                                                             $   5,310         10.4%   $   3,129          6.6%
                                                                    =========    =========    =========    =========

Corporate and Other segment
    REVENUE                                                         $     412                 $     243
    OPERATING LOSS                                                    (28,938)                  (32,511)
        Depreciation & amortization                                     3,047                     3,711
        Non-cash naming rights for Gaylord Arena                           64                       673
        Other gains and (losses), net                                   3,732                     2,420
        Gain on sale of songs.com                                        (926)                       --
        Gain on sale of assets                                           (386)                       --
                                                                    ---------    ---------    ---------    ---------
    CCF                                                             $ (23,407)                $ (25,707)
                                                                    =========    =========    =========    =========



(1) Under the terms of Gaylord's bond indentures and credit facility, non recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow ("CCF"). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                         SUPPLEMENTAL FINANCIAL RESULTS
                                   Unaudited
                    (in thousands, except operating metrics)


                                   ----------------------------    ----------------------------
                                   THREE MONTHS ENDED SEPT. 30,    NINE  MONTHS ENDED SEPT. 30,
                                   ----------------------------    ----------------------------
                                       2005            2004            2005            2004
                                   ------------    ------------    ------------    ------------

HOSPITALITY OPERATING METRICS:

GAYLORD HOSPITALITY SEGMENT (1)

Occupancy                                  69.3%           70.8%           73.5%           71.1%
Average daily rate (ADR)           $     143.79    $     130.03    $     148.02    $     140.88
RevPAR                             $      99.66    $      92.07    $     108.77    $     100.12
OtherPAR                           $     125.29    $     110.54    $     142.74    $     119.77
Total RevPAR                       $     224.95    $     202.61    $     251.51    $     219.89

Revenue                            $    122,623    $    113,725    $    412,802    $    337,008
CCF                                $     21,685    $     19,244    $    101,741    $     75,302
CCF Margin                                 17.7%           16.9%           24.6%           22.3%

GAYLORD OPRYLAND (1)

Occupancy                                  71.9%           72.6%           73.4%           69.8%
Average daily rate (ADR)           $     140.40    $     130.89    $     136.08    $     136.38
RevPAR                             $     101.01    $      95.07    $      99.92    $      95.17
OtherPAR                           $     112.07    $      93.60    $     112.88    $      94.76
Total RevPAR                       $     213.08    $     188.67    $     212.80    $     189.93

Revenue                            $     53,028    $     50,008    $    162,198    $    149,911
CCF                                $      9,035    $     10,896    $     34,761    $     33,679
CCF Margin                                 17.0%           21.8%           21.4%           22.5%

GAYLORD PALMS

Occupancy                                  61.0%           62.6%           75.8%           75.6%
Average daily rate (ADR)           $     157.10    $     138.28    $     170.45    $     165.63
RevPAR                             $      95.79    $      86.60    $     129.26    $     125.20
OtherPAR                           $     145.06    $     138.09    $     198.46    $     179.93
Total RevPAR                       $     240.85    $     224.69    $     327.72    $     305.13

Revenue                            $     31,155    $     29,064    $    125,790    $    117,551
CCF                                $      4,572    $      3,852    $     36,830    $     33,140
CCF Margin                                 14.7%           13.3%           29.3%           28.2%

GAYLORD TEXAN

Occupancy                                  72.1%           75.7%           72.4%           69.9%
Average daily rate (ADR)           $     150.58    $     130.25    $     160.02    $     132.74
RevPAR                             $     108.51    $      98.60    $     115.83    $      92.82
OtherPAR                           $     153.43    $     137.40    $     172.31    $     140.29
Total RevPAR                       $     261.94    $     236.00    $     288.14    $     233.11

Revenue                            $     36,413    $     32,808    $    118,860    $     64,107
CCF                                $      7,537    $      3,853    $     28,681    $      7,006
CCF Margin                                 20.7%           11.7%           24.1%           10.9%

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                         SUPPLEMENTAL FINANCIAL RESULTS
                                   Unaudited
                    (in thousands, except operating metrics)


                                   ----------------------------    ----------------------------
                                   THREE MONTHS ENDED SEPT. 30,    NINE  MONTHS ENDED SEPT. 30,
                                   ----------------------------    ----------------------------
                                       2005            2004            2005            2004
                                   ------------    ------------    ------------    ------------

NASHVILLE RADISSON AND OTHER (2)

Occupancy                                  70.8%           67.0%           68.6%           66.1%
Average daily rate (ADR)           $      86.89    $      84.08    $      87.57    $      83.29
RevPAR                             $      61.48    $      56.37    $      60.08    $      55.05
OtherPAR                           $      11.24    $       9.83    $      11.90    $      10.29
Total RevPAR                       $      72.72    $      66.20    $      71.98    $      65.34

Revenue                            $      2,027    $      1,845    $      5,954    $      5,439
CCF                                $        541    $        643    $      1,469    $      1,477
CCF Margin                                 26.7%           34.9%           24.7%           27.2%

GAYLORD HOSPITALITY SEGMENT ("SAME STORE", EXCLUDES THE GAYLORD TEXAN FOR NINE MONTHS
ENDED SEPTEMBER 30) (1)


Occupancy                                  69.3%           70.8%           73.9%           71.3%
Average daily rate (ADR)           $     143.79    $     130.03    $     144.06    $     142.63
RevPAR                             $      99.66    $      92.07    $     106.40    $     101.72
OtherPAR                           $     125.29    $     110.54    $     132.82    $     115.27
Total RevPAR                       $     224.95    $     202.61    $     239.22    $     216.99

Revenue                            $    122,623    $    113,725    $    293,942    $    272,901
CCF                                $     21,685    $     19,244    $     73,060    $     68,296
CCF Margin                                 17.7%           16.9%           24.9%           25.0%

RESORTQUEST OPERATING METRICS:

RESORTQUEST SEGMENT (3)

Occupancy                                  57.8%           58.2%           56.9%           57.5%
ADR                                $     187.63    $     182.49    $     163.78    $     155.09
RevPAR                             $     108.51    $     106.23    $      93.12    $      89.25
Total Units                              16,900          14,765          16,900          14,765


(1) Excludes 16,001 and 23,941 room nights that were taken out of service during the three months and nine months ended September 30, 2005, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2) Includes other hospitality revenue and expense

(3) Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                  RECONCILIATION OF FORWARD-LOOKING STATEMENTS
                                    Unaudited
                    (in thousands, except operating metrics)


ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED CASH FLOW ("CCF") RECONCILIATION:


                                                                    GUIDANCE RANGE
                                                               LOW                   HIGH
                                                         ----------------      ----------------
                                                          FULL YEAR 2005        FULL YEAR 2005
Consolidated
 ESTIMATED OPERATING INCOME (LOSS)                       $         20,000      $         27,000
  Estimated Depreciation & amortization                            84,900                84,900
                                                         ----------------      ----------------
 ESTIMATED ADJUSTED EBITDA                               $        104,900      $        111,900
  Estimated Pre-opening costs                                       5,000                 5,000
  Estimated Non-cash lease expense                                  6,600                 6,600
  Estimated Non-cash naming rights for Gaylord Arena                   --                    --
  Estimated Non-recurring merger costs                              2,000                 2,000
  Estimated Gains and (losses), net                                 3,500                 3,500
                                                         ----------------      ----------------
 ESTIMATED CCF                                           $        122,000      $        129,000
                                                         ================      ================

Hospitality segment
 ESTIMATED OPERATING INCOME (LOSS)                       $         58,400      $         65,400
  Estimated Depreciation & amortization                            65,000                65,000
                                                         ----------------      ----------------
 ESTIMATED ADJUSTED EBITDA                               $        123,400      $        130,400
  Estimated Pre-opening costs                                       5,000                 5,000
  Estimated Non-cash lease expense                                  6,600                 6,600
  Estimated Gains and (losses), net                                    --                    --
                                                         ----------------      ----------------
 ESTIMATED CCF                                           $        135,000      $        142,000
                                                         ================      ================

ResortQuest segment
 ESTIMATED OPERATING INCOME (LOSS)                       $         (3,000)     $         (1,000)
  Estimated Depreciation & amortization                            10,000                10,000
                                                         ----------------      ----------------
 ESTIMATED ADJUSTED EBITDA                               $          7,000      $          9,000
  Estimated Non-recurring merger costs                              2,000                 2,000
  Estimated Gains and (losses), net                                 1,000                 1,000
                                                         ----------------      ----------------
 ESTIMATED CCF                                           $         10,000      $         12,000
                                                         ================      ================

Opry and Attractions segment
 ESTIMATED OPERATING INCOME (LOSS)                       $          1,600      $          4,600
  Estimated Depreciation & amortization                             5,400                 5,400
                                                         ----------------      ----------------
 ESTIMATED ADJUSTED EBITDA                               $          7,000      $         10,000
  Estimated Gains and (losses), net
                                                         ----------------      ----------------
 ESTIMATED CCF                                           $          7,000      $         10,000
                                                         ================      ================

Corporate and Other segment
 ESTIMATED OPERATING INCOME (LOSS)                       $        (37,000)     $        (42,000)
  Estimated Depreciation & amortization                             4,500                 4,500
                                                         ----------------      ----------------
 ESTIMATED ADJUSTED EBITDA                               $        (32,500)     $        (37,500)
  Estimated Non-cash naming rights for Gaylord Arena                   --                    --
  Estimated Gains and (losses), net                                 2,500                 2,500
                                                         ----------------      ----------------
 ESTIMATED CCF                                           $        (30,000)     $        (35,000)
                                                         ================      ================